Exhibit 99.2

Career Education Corporation Announces Poison Pill Termination and Enhanced Corporate Governance Practices

     HOFFMAN ESTATES, Ill.--(BUSINESS WIRE)--xx--Career Education Corporation (Nasdaq:CECO) today announced that its Board of Directors has approved the accelerated termination of the Shareholder Rights Plan, commonly referred to as a "poison pill," along with other directives to further enhance the company's corporate governance profile. The Board's actions follow a lengthy and thorough evaluation of the company's governance practices.
     The Board announced in May that it had directed its Nominating and Governance Committee to complete an evaluation of the company's corporate governance practices. During the review process, the Nominating and Governance Committee examined a full range of corporate governance measures, including practices and policies currently in place as well as potential enhancements to these measures. The Committee consulted with corporate governance experts and focused on the corporate governance research, recommendations and analytics of Institutional Shareholder Services (ISS), a leading provider of corporate governance services and related data. Company management also met with shareholders holding a majority of the company's shares, and listened closely to their views on corporate governance.
     As a result of the Board's decision to amend its Shareholder Rights Plan, the poison pill will now expire on August 15, 2005. This decision was the result of careful analysis and involved input from corporate governance experts and the company's shareholders. "The termination of the poison pill is a strong indicator of the Board's commitment to furthering sound corporate governance practices. Our decision incorporates valuable shareholder feedback, while ensuring that we have appropriate measures in place to manage our business effectively," said Thomas Lally, chair of the Board's Nominating and Governance Committee.
     Career Education's Board also agreed to adopt other measures to enhance the company's governance practices. These actions include agreeing to adopt minimum stock ownership guidelines for the company's senior management and Board of Directors, adopting a policy requiring approval for Board members' participation on other outside Boards, and adopting mandatory continuing education for all Board members.
     "After a thorough evaluation of our corporate governance practices and engaging in dialogue with our shareholders and independent experts, the Board of Directors has approved these enhancements," said John Larson, Chairman, President and Chief Executive Officer of Career Education Corporation. "We believe that our corporate governance practices provide an important framework for a timely response to situations that may directly affect shareholder value."
     Currently, the company has a corporate governance ranking from ISS that shows CEC outperforming over 70 percent of the companies in its peer group. The company's profile includes many established corporate governance best practices, such as those contained in our Corporate Governance Guidelines approved by the Board of Directors in October 2004 and our Codes of Ethics. The company's Corporate Governance Guidelines cover issues relating to shareholder communications to the Board, Board size and composition, the appointment of a lead director, and director compensation and responsibilities. The company also has an employee Code of Business Conduct and Ethics, and a Code of Ethics for its executive officers and senior financial officers.
     The company's Board of Directors currently consists of seven members, including five independent directors. Only the independent directors are members of the Board's Audit, Compensation, and Nominating and Governance Committees. In May 2005 the current Board decided unanimously to add two new independent directors. The Board retained the executive search firm of Russell Reynolds Associates, Inc. to conduct the search for new directors, and that search is underway. "We believe that the search for new directors is progressing well and that there is a pool of viable, quality candidates," Lally said.
     For further information on Career Education Corporation's Corporate Governance Guidelines, ethics policies, committee charters and board member biographies, please visit the company's website at http://phx.corporate-ir.net/phoenix.zhtml?c=87390&p=irol-govHighlights

     Career Education Corporation (www.careered.com) is one of the largest providers of private, for-profit postsecondary education and has a presence in both on-campus and online education. CEC's Colleges, Schools and Universities Group operates more than 80 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC's total student population on July 31, 2005 was approximately 92,000 students.

     Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under "Business Outlook" and statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; risks related to our ability to manage and continue growth; future financial and operational results; risks related to competition, general economic conditions, and other risk factors relating to our industry and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the Securities and Exchange Commission. We disclaim any responsibility to update or revise these forward-looking statements.


     CONTACT: Career Education Corporation
              Karen M. King (Investor Relations), 847-585-3899 www.careered.com or
              Tracy K. Lorenz (Media), 847-585-3899
              www.careered.com